Exhibit 99.1

Analyst Contact:	Greg Slome Sparton Corporation Email: gslome@sparton.com Office: 847-762-5812

Media Contact:	Dick Pacini The Millerschin Group Email: dpacini@millerschingroup.com Office: 248-276-1970 Cell: 248-770-6446
Sparton Corporation Releases Fiscal 2009 Results
SCHAUMBURG, III. – September 15, 2009 – Sparton Corporation (NYSE: SPA) today announced results for the fiscal year ended June 30, 2009.

	Fourth Quarter Results		Fiscal Year Results
(000's omitted, except per share)	2009	2008	2009	2008
|	| |		|
Net Sales	$58,766	$57,864	$221,871	$229,806
Gross Profit	$4,448	$1,896	$15,705	$11,933
Restructuring / Impairment Charges	$5,994	$181	$7,008	$181
Operating Loss	$(6,885)	$(2,914)	$(10,892)	$(6,860)
Pre-tax Loss	$(7,431)	$(3,365)	$(13,966)	$(7,937)
Net Loss	$(8,837)	$(10,486)	$(15,753)	$(13,138)
Loss per share, basic and diluted	$(0.91)	$(1.07)	$(1.61)	$(1.34)
Mr. Cary Wood, president and CEO, stated that “Fiscal 2009 proved to be another challenging year for Sparton Corporation – challenging from a financial, operational and strategic perspective. While the net loss for the year is disappointing, we are encouraged by the progress we have made in the second half of the year. Of the total net loss for the year, $9.6 million is attributable to the second half. Included in the second half net loss was $7.0 million of restructuring and impairment charges and a $1.6 million tax provision related to reserves established against deferred tax assets. The Company experienced a positive shift in performance in the second half of the year, demonstrated by our improved gross margin, and even more pronounced when excluding the impact of the restructuring, impairment and tax charges.”
Fiscal Year 2009 fourth quarter results include the following:

•	Aerospace sales increased $2.6 million or 14% in the fourth quarter of fiscal 2009 to $21.2 million compared to $18.6 million a year ago. The increase was primarily due to price increases and increased volume to certain customers.

•	Medical/Scientific Instrumentation sales increased $2.5 million or 17% in the fourth quarter of fiscal 2009 to $17.8 million compared to $15.3 million a year ago. The increase was primarily due to increased volume from existing customers.

•	Government sales increased $7.6 million or 68% in the fourth quarter of fiscal 2009 to $18.7 million compared to $11.1 million a year ago. The increase was primarily due to increased foreign sonobuoy orders and increased orders from the U.S. Navy.

•	Industrial/Other sales decreased $11.8 million or 92% in the fourth quarter of fiscal 2009 to $1.1 million compared to $12.9 million a year ago. This decrease was primarily related to the completion of disengagements with several industrial customers in fiscal 2009.

•	Gross profit as a percent of sales increased to 7.6% in the fourth quarter of fiscal 2009 from 3.3% in the fourth quarter of fiscal 2008. Gross profit was favorably impacted by improved margins on several customers resulting from price increases, improved performance, and reductions in force that took place in February and April 2009. Additionally, successful sonobuoy drop tests allowed for significantly improved margins associated with government sales due to labor efficiencies and minimal rework costs.

•	Restructuring and impairment charges totaling $6.0 million were recorded in the fourth quarter of fiscal 2009 related to various turnaround actions, including a reduction in force and the closing of the Company’s London, Ontario and Jackson, Michigan facilities.

•	A provision for income taxes of $1.4 million was included in the fourth quarter of fiscal 2009 compared to $7.1 million in the fourth quarter of fiscal 2008. The provision primarily relates to the establishment of reserves against deferred tax assets.
Fiscal Year 2009 results include the following:
•	Aerospace sales improved significantly above the prior year, increasing $22.0 million or 34% to $86.6 million in fiscal 2009. This improvement was primarily due to increased demand from four existing customers.

•	Medical/Scientific Instrumentation sales decreased $5.5 million or 8% from the prior year to $67.7 million, primarily due to delayed new customer program starts and decreased volume from existing customers.

•	Government sales decreased $6.2 million or 13% from the prior year to $42.3 million, primarily due to lower U.S. Navy and foreign awards received in fiscal 2008 for completion in fiscal 2009.

•	Industrial/Other sales decreased $18.3 million or 42% from the prior year to $25.3 million. This decrease was primarily related to four customers with whom the Company disengaged in fiscal 2009.

•	Gross profit as a percent of sales increased to 7.1% in fiscal 2009 from 5.2% in fiscal 2008. Gross profit was favorably impacted by improved margins on several customers resulting from price increases, improved performance, and reductions in force, as well as the absence of a $2.4 million charge to cost of sales in fiscal 2008 related to the write-off of certain deferred assets. Additionally, successful sonobuoy drop tests allowed for significantly improved margins associated with government sales due to labor efficiencies and minimal rework costs. Negatively impacting gross profit was an increase in pension expense over the prior year of $1.5 million related primarily to curtailment and lump-sum settlement adjustments.

•	Restructuring and impairment charges totaling $7.0 million were recorded in fiscal 2009, primarily in the fourth quarter, related to various turnaround actions, including two reductions in force and the closing of the Company’s London, Ontario and Jackson, Michigan facilities.

•	Canadian translation losses included in other income (expense) totaled $1.5 million in fiscal 2009 compared to a gain of $0.3 million in fiscal 2008.

•	A provision for income taxes of $1.8 million was included in fiscal 2009 compared to $5.2 million in fiscal 2008. The provision primarily relates to the establishment of reserves against deferred tax assets.
Mr. Wood commented, “During the last six months of fiscal 2009, Sparton began implementing several restructuring actions as part of the Company’s turnaround strategy. We are confident that the extensive changes made will have a significant positive impact on the Company’s future.”
Included among these cost reduction actions were:
•	Two reductions in force, one on February 6 and a second on April 2, 2009, were implemented, as well as changes in certain employee benefit plans.

•	On March 4, 2009, Sparton announced the closing of its Jackson, Michigan manufacturing operations. Products manufactured in Jackson were transferred to the Company’s production facilities in Brooksville, Florida and Ho Chi Minh City, Vietnam.

•	On March 30, 2009, Sparton announced the closing of its London, Ontario production facility. The closing was in response to market and economic conditions that have resulted in the facility being underutilized because of significantly decreased customer volumes. Remaining customer business was transferred to Sparton’s Brooksville, Florida facility.

•	On June 18, 2009, the Company announced the relocation of its Jackson, Michigan headquarters to a leased executive office in Schaumburg, Illinois.

Mr. Wood further stated, “In addition to the cost reduction actions, significant focus was dedicated to improving the Company’s liquidity. Various actions were immediately taken to reduce inventory levels, accelerate collection of receivables, negotiate performance based terms related to certain government contracts and secure replacement financing. The result of these actions increased our cash on hand from $5.5 million at December 31, 2008 to $36.3 million at June 30, 2009, while reducing net inventory levels from $55.7 million at December 31, 2008 to $38.4 million at June 30, 2009. Additionally, as previously reported, the Company recently closed on a new three year $20 million revolving credit facility with National City Business Credit, Inc. At closing, we were able to pay off our existing line-of-credit balance and the remaining balance on our term debt with National City Bank totaling $18.9 million with existing cash.”
Outlook
“As we enter into fiscal year 2010, we believe that the Company is positioned for sustained profitability based upon the actions taken in the last several months. We anticipate that restructuring activities will come to an end in the near future and that the associated charges will be primarily incurred during fiscal 2010. This will allow the Company to focus on the continued operational improvements that were initiated last year as well as completing the development of its long term growth strategy,” said Mr. Wood. “Although we expect to face a modest decline in revenue in the upcoming fiscal year, we expect that the recurring losses of the past two years will end and that the Company will return to profitability. The expected revenue reduction is a result of customer disengagements, as previously announced, and is projected to be partially offset with profitable growth by our medical and government business units.”
Mr. Wood concluded, “We are collectively excited and optimistic about the future of the Company. The turnaround strategy has been highly effective to date and our operating and financial performance will continue to improve as the new processes and systems being deployed continue to gain momentum and are institutionalized.”
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 110th year, is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic and electromechanical products through prime contracts and through contract design and manufacturing services. Headquartered in Schaumburg, Illinois, Sparton currently has four manufacturing locations worldwide. The Company’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2009, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.